Exhibit (a)(1)(Z)

SCG Financial Acquisition Corp. Announces Expiration and Final Results of Tender Offer

CHICAGO, IL – April 8, 2013 – SCG Financial Acquisition Corp. (NASDAQ:SCGQ) (OTCBB: SCGQU) (OTCBB: SCGQW) (“SCG” or the “Company”), today announced the expiration and final results of the Company’s tender offer to purchase all of its outstanding shares of common stock at a price of $10.00 per share, net to the seller in cash, without interest.  The tender offer expired at 5:00 p.m., Eastern Time, on Friday, April 5, 2013, with 4,551,228 shares tendered.  The Company expects to complete the merger of SCG Financial Merger II Corp., a wholly owned subsidiary of the Company, with and into Reach Media Holdings, Inc., on or about April 8, 2013.

Based upon information provided by the depositary for the tender offer, Continental Stock Transfer & Trust Company, as of the expiration of the tender offer, a total of 4,551,228 shares were validly tendered and not withdrawn for a total cost of approximately $45,512,280.  All shares of common stock validly tendered and not withdrawn were accepted for purchase.  The common stock accepted for purchase represents approximately 47.2% of the Company’s issued and outstanding shares of common stock as of April 5, 2013.  Payment for the shares accepted for purchase will be made promptly.

Morrow & Co., LLC is acting as the information agent, and the depositary is Continental Stock Transfer & Trust Company.  For questions and information, please call the information agent toll free at (800) 607-0088.

This announcement is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell common stock of the Company.

About SCG Financial Acquisition Corp.

SCG Financial Acquisition Corp. was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction, or other similar business transaction, one or more operating businesses or assets.  SCG was incorporated in Delaware on January 5, 2011.  Its securities are quoted on the NASDAQ Capital Market (ticker: SCGQ) and the OTC Bulletin Board (tickers: SCGQU and SCGQW).

Forward-Looking Statements

In addition to historical information, this press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “project,” “intend,” “plan,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements.  Forward-looking statements relating to the proposed transaction include, but are not limited to, the expected timing of completion of the merger.  Forward-looking statements involve estimates, expectations, and projections and, as a result, are subject to risks and uncertainties.  There can be no assurance that actual results will not materially differ from expectations.  Important factors could cause actual results to differ materially from those indicated by such forward-looking statements.  Such risks include the risk that a condition to consummation of the merger may not be satisfied or waived.  This risk, as well as other risks associated with the transaction, are more fully discussed in the Schedule TO filed with the Securities and Exchange Commission (“SEC”) in connection with the tender offer.  Additional risks and uncertainties are identified and discussed in SCG’s reports filed with the SEC and available at the SEC’s website at www.sec.gov.  Forward-looking statements included in this press release speak only as of the date of this press release.  SCG undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this press release unless required by applicable law.

Contacts

Investor: Michelle Sibley; 312-784-3952; msibley@sachscapitalgroup.com

Media: Shawn Roberts; 415-305-6456; shawn.roberts@tallgrasspr.com